Exhibit 10.19

March 10, 2021

Eric M. Dube

RE: Member of the Reneo Board of Directors

Dear Eric:

This letter confirms our understanding regarding the terms of your service as a member of the Board of Directors (the “Board”) of Reneo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), effective upon (i) receipt of the requisite approval from the stockholders of the Company of an increase in the Board size to ten members and (ii) your appointment as a director by the Board. This letter sets forth our understanding regarding such services to be performed in such capacity, and nothing in this letter nor the services rendered hereunder are meant, or shall be construed in any way or manner, to create between you and the Company a relationship of employer and employee.

Subject to the approval of the Board, you will be granted a stock option to purchase 200,000 shares of the Company’s common stock (the “Option”). The Option will be a non-statutory stock option and will have an exercise price per share that will be equal to the fair market value of the Company’s common stock on the date of grant as determined by the Board. The Option will generally be subject to the terms and conditions applicable to options granted under the Company’s 2014 Equity Incentive Plan (as amended, the “Plan”), as described in the Plan and the applicable stock option agreement, and will vest in 36 equal monthly installments subject to your continuous service to the Company through each such vesting date. However, if, during your service to the Company, the Company completes a Change in Control (within the meaning of the Plan), 100% of any shares subject to the Option that remain unvested shall immediately vest and become exercisable as of immediately prior to the consummation of such Change in Control.

As a member of the Board, pursuant to the Delaware General Corporation Law (“DGCL”) and related case law you will owe fiduciary duties to the Company and its stockholders, including the duty of care (directors must act in good faith, with the care of a prudent person, and in the best interest of the corporation), duty of loyalty (directors must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits) and the duty of disclosure (directors must disclose all material information to their fellow directors and, when stockholder action is sought, to the corporation’s stockholders). Our certificate of incorporation and bylaws provide that, as a director, you will be entitled to indemnification to the fullest extent permitted by the DGCL, and, upon your becoming a member of the Board, we will enter into the Company’s standard form of indemnification agreement with you. We would be happy to arrange a conference with our outside counsel, Cooley LLP, if you have any questions about the indemnification agreement or your duties in general under Delaware law.

As a member of the Board, you will be reimbursed for any reasonable travel and other out-of-pocket expenses incurred in connection with your services on the Board. Please keep copies of all bills, receipts, or other written documentation of such reimbursable expenses and submit such documentation with your requests for reimbursement.

UK: Reneo Pharma Ltd, Innovation House, Office 12B, Discovery Park, Ramsgate Road, Sandwich, Kent, CT13 9FF

USA: Reneo Pharmaceuticals, Inc., 12230 El Camino Real, Suite 230, San Diego, CA 92130

We look forward with enthusiasm to your service as a member of the Reneo Pharmaceuticals, Inc. Board of Directors. If the foregoing terms are acceptable to you, please sign one copy of this letter and return it to me.

Sincerely,

/s/ Gregory J. Flesher
Gregory J. Flesher
President and Chief Executive

AGREED TO AND ACCEPTED:

Signature:	/s/ Eric M. Dube
Eric M. Dube

Date:	3/10/2021

UK: Reneo Pharma Ltd, Innovation House, Office 12B, Discovery Park, Ramsgate Road, Sandwich, Kent, CT13 9FF

USA: Reneo Pharmaceuticals, Inc., 12230 El Camino Real, Suite 230, San Diego, CA 92130